Exhibit 99.1

For Immediate Release	Contact:	Allan E. Sturges
April 10, 2008		919-687-7800, ext. 887
919-687-7821 Fax
allan.sturges@mfbonline.com

M&F BANCORP, INC. ANNOUNCES YEAR END RESULTS

DURHAM, NC — (APRIL 10, 2008) M&F BANCORP, INC. (“Bancorp”), a bank holding company whose wholly-owned subsidiary is Mechanics and Farmers Bank (“M&F Bank”), reported net income for the year ended December 31, 2007 of $0.927 million or $0.55 per diluted share versus $1.786 million or $1.05 per diluted share for the year ended December 31, 2006. Net interest income, after credits for loan losses, decreased by $0.698 million or 7.1%, to $9.122 million on a year over year basis versus 2006. Factors contributing to the results for year-end 2007 include: decreased interest income due to lower loan volume; prepayment fees for early payoff of high interest rate Federal Home Loan Bank debt; and expenses incurred in preparation for the acquisition of Mutual Community Savings Bank Inc., SSB (“MCSB”).

Total assets decreased by $45.790 million to $222.218 million as of December 31, 2007 from $268.008 million as of December 31, 2006. Net loans decreased to $144.183 million as of December 31, 2007 from $159.013 million as of December 31, 2006. Deposits decreased 23.13% to $172.054 million as of December 31, 2007 from $223.829 million as of December 31, 2006. The decrease is largely attributable to management’s focus on repositioning the balance sheet by exiting the market for high-rate Internet deposits. As of December 31, 2007, shareholders’ equity increased to $22.160 million, from $21.762 million as of December 31, 2006.

Commenting on the results, Kim D. Saunders, President and Chief Executive Officer said, “We recognized that 2007 and even the first half of 2008 would be a period of major adjustments, as required for a successful MCSB merger and our future operations. In addition to realizing expense related to our recently closed merger, we invested significant time and resources developing the Board’s vision for the company, as well as the management team’s strategic and business operating plans. We worked diligently throughout the year to reposition our balance sheet so that we may maximize profitability going forward. We’re working just as diligently to build our loan volume and core deposits, and to develop enhanced products and services that will position us more competitively in the marketplace.”

M&F Bancorp, Inc., a bank holding company with assets of approximately $222.218 million as of December 31, 2007, is the parent company of M&F Bank. Bancorp’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.” For additional information contact M&F Bank Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, North Carolina at 919-687-7800, or visit www.mfbonline.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bancorp and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of Bancorp and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither Bancorp nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in Bancorp’s filings with the Securities and Exchange Commission, and is available at www.sec.gov

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